Exhibit (a)(2)

AMENDMENT

TO

THE DECLARATION OF TRUST

TO CHANGE THE NAME AND

PRINCIPAL PLACE OF BUSINESS OF THE TRUST

ELKHORN ETF TRUST (THE “TRUST”)

The undersigned, constituting at least a majority of the Trustees of the Trust, a business trust organized under the laws of The Commonwealth of Massachusetts, acting pursuant to the Trust's Declaration of Trust, as amended to the date hereof (the “Declaration”), do hereby amend the Declaration as follows:

The name of the Trust is hereby changed from “Elkhorn ETF Trust” to “Innovator ETFs Trust II,” and all references to the name of the Trust in the Declaration are hereby amended; and

The principal place of business of the Trust is hereby changed from “207 South Reber Street, Suite 201, Wheaton, Illinois 60187” to “120 North Hale Street, Suite 200, Wheaton, Illinois 60187,” and all references to the address of the principal place of business of the Trust in the Declaration are hereby accordingly amended.

This amendment to the Declaration shall become effective on April 10, 2018.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this amendment as of the 10th day of April, 2018.

/s/ Benjamin T. Fulton	/s/ Bruce Howard
Benjamin T. Fulton, as Trustee	Bruce Howard, as Trustee
120 North Hale Street, Suite 200	120 North Hale Street, Suite 200
Wheaton, IL 60187	Wheaton, IL 60187

/s/ Gregory D. Bunch
Gregory D. Bunch, as Trustee
120 North Hale Street, Suite 200
Wheaton, IL 60187